EXHIBIT 5


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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                  (303) 839-0061
--

Will Hart
                                 August 3, 2011

DNA Brands, Inc.
506 NW 77th Street
Boca Raton, Florida, 33487

     This letter will constitute an opinion upon the legality of the sale by certain shareholders of DNA Brands, Inc., a Colorado corporation (the "Company"), of up to 4,427,000 shares of common stock as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares to be sold by the selling shareholders and such shares are legally issued, fully paid and non-assessable.

                                           Very truly yours,

                                           HART & TRINEN

                                           /s/ William T. Hart

                                           William T. Hart
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